(SHIP)
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                          VANGUARD(R) HEALTH CARE FUND
                          SUPPLEMENT TO THE PROSPECTUS

IMPORTANT CHANGE TO VANGUARD HEALTH CARE FUND

FUND TEMPORARILY CLOSED TO NEW ACCOUNTS
Effective as of the close of business on March 23, 2005, Vanguard Health Care Fund stopped accepting new accounts. Shareholders with open Fund accounts as of March 23, 2005, are permitted to make additional investments in those accounts. Participants in certain retirement plans may continue to invest in accordance with the terms of their plans. There is no specific time frame for when the Fund may reopen.
     Vanguard Health Care Fund may modify these transaction policies at any time without advance notice to shareholders.
     For more detailed information about the Fund's transaction policies, investors in nonretirement accounts and IRAs may call Vanguard's Investor Information Department at 800-662-7447. Participants in employer-sponsored retirement plans may call Vanguard Participant Services at 800-523-1188.










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